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                                                              EXHIBIT 99(a)



            [LETTERHEAD OF WEST COAST ENTERTAINMENT CORPORATION]


October 30, 1996


PRIVATE AND CONFIDENTIAL

Board of Directors
c/o Ronald Martignoni, President
Choices Entertainment Corporation
836 West Trenton Avenue
Morrisville, PA 19067

    Re: NON-BINDING LETTER OF INTENT TO ACQUIRE ASSETS

Gentlemen:


     We are delighted to attach the following Summary of Terms and Conditions outlining the principal tenets of a definitive agreement with Choices Entertainment Corporation (the "Seller"). The following terms and conditions are what we discussed and sets forth the terms and conditions under which we could extend an offer to acquire your stores.


                            PURCHASE OF ASSETS
                       SUMMARY TERMS AND CONDITIONS


Acquisition:                       Purchase of all of the assets of the
                                   Seller for the retail video stores as
                                   listed on attached Exhibit "A", a total
                                   of nine (9) stores which are owned by Seller.

Purchase Price:                    Two Million Seven Hundred Thousand Dollars
                                   ($2,700,000) payable $1,200,000 in cash and
                                   $1,500,000 in common stock. The purchase price is based on Seller's net operating cash flow for the period from October 1, 1995 through September 30, 1996. The base purchase price shall be reduced if the net operating cash flow for such period as determined by the Buyer is less than $700,000. Such reduction shall be in an amount equal to:

                                   $2,700,000 - ($2,700,000 x Cash Flow)
                                                ------------------------
                                                        $700,000

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Choices Entertainment Corporation
October 30, 1996
Page 2


                                   Cash flow is defined as EBITDA (Earnings
                                   Before Interest, Taxes, Depreciation and
                                   Amortization) less actual rental
                                   purchases. Purchase price is subject to
                                   adjustment for quantity and quality of
                                   rental inventory on hand, store
                                   improvements, furniture and fixtures and computer systems which do not meet current standards of West Coast Entertainment Corporation (the "Buyer"). The stock will be priced based on the average of the closing prices for the 15 trading days two days prior to the date of settlement.

Prepaid Expenses:                  There shall be no apportionment or
                                   adjustment for prepaid expenses or
                                   deposits.

Description of Common Stock:       Common Stock will be registered and that of
                                   West Coast Entertainment Corporation (the
                                   "Buyer"), subject to a 12 to 18 month
                                   period lock-up as described below.

Restrictions on Trading
Common Stock:                      The Sellers have a restriction on selling
                                   their shares as follows: 40% eligible to be sold in the open market after 12 months;
                                   100% eligible to be sold in the open
                                   market after 18 months.

Exclusive Right to Purchase:       Seller agrees that Buyer shall have the
                                   exclusive right to purchase Seller's
                                   stores upon execution of this letter. Such exclusive rights shall extend until
                                   January 31, 1997, unless mutually
                                   extended. Both Seller and Buyer warrant and agree that they will negotiate in good faith and use their best efforts to sign a definitive agreement evidencing the basic terms outlined in this Letter of Intent by November 15, 1996. This Exclusive Right shall terminate if a definitive agreement has not been reached by November 15, 1996.

Anticipated Closing Date:          January 31, 1997.

Operating Cash Flow:               Seller warrants that its cash flow equals
                                   or exceeds $700,000 for the 12 months
                                   ended September 30, 1996.

Break Up Fee:                      If the Seller's shareholders do not approve
                                   the transaction contemplated herein, West
                                   Coast Entertainment will receive a
                                   break-up fee of $100,000, payable in cash, which will be applied to the option agreement described below.

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Choices Entertainment Corporation
October 30, 1996
Page 3



Warranties and Agreements:         Sellers and principals agree to sign a five
                                   year video and electronic game retailing non-competition agreement with WCEC.
                                   Sellers and the principals will enter into an asset purchase agreement containing customary representations, warranties, indemnification provisions and covenants.

Short Term Advance:                Upon execution of a definitive Asset
                                   Purchase Agreement, West Coast
                                   Entertainment Corporation will advance to the Seller, against delivery of a secured demand promissory note bearing simple interest at the rate of 12% per annum, the amount of $150,000. Demand will not be made until after January 31, 1997.

Option to Purchase
Newtown Store:                     If the Seller's shareholders fail to
                                   approve the transaction contemplated
                                   hereby by January 31, 1997, West Coast
                                   Entertainment shall have the option
                                   (exercisable within 180 days after such
                                   date) to purchase all of the Seller's
                                   assets relating to its retail video store located in Newtown, Pennsylvania, for a price of $250,000 in cash. (Such price may be paid by surrender of the breakup fee described above, and forgiveness of
                                   $150,000, of the demand note describe
                                   above.) Such assets shall include all
                                   security deposits, prepaid expenses and
                                   other assets (exclusive of cash in bank
                                   accounts, but inclusive of $600 of cash on hand at the store). West Coast shall, in connection with the exercise of any such option, assume the Seller's lease with respect thereto. If West Coast exercises such option, West Coast and the Seller shall enter into a definitive asset purchase agreement substantially in the form of the agreement negotiated with respect to the transaction described in this letter.

Seller Expenses:                   The Seller shall be responsible for all
                                   expenses incurred by it in connection with the transaction contemplated hereby, including without limitation, all costs incurred in connection with obtaining shareholder approval of the transaction.

Purchase Contingencies:            1) Pre-closing audit and due diligence by
                                   Buyer exposes no material discrepancies in cash flow calculation or other material issues;
                                   2) Customary conditions to closing;
                                   3) Execution of definitive mutually
                                   acceptable documents; and

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Choices Entertainment Corporation
October 30, 1996
Page 4


                                   4) Shareholder approval by Seller

Description of Assets:             Assets to be purchased by Buyer are all of
                                   the assets of Seller including but not
                                   limited to leaseholds, improvements,
                                   equipment, rental tapes and games and
                                   rental equipment, security deposits,
                                   goodwill, corporate names, all trademarks and other intellectual property. The purchase does not include cash on hand, except for a total of $600 per store for the stores' cash registers. Buyer will assume no liabilities of Seller (other than the store leases). Assets to be delivered free and clear of any liens or encumbrances.

     THIS SUMMARY OF TERMS AND CONDITIONS IS NOT A BINDING COMMITMENT TO PURCHASE THE ASSETS OF SELLER AND DOES NOT CREATE ANY OBLIGATION ON THE PART OF WEST COAST ENTERTAINMENT CORPORATION. THIS OUTLINE IS ONLY A BRIEF DESCRIPTION OF THE PRINCIPAL TERMS OF A DEFINITIVE AGREEMENT BETWEEN BUYER AND SELLER AND IS INTENDED PRINCIPALLY FOR DISCUSSION PURPOSES. BUYER AND SELLER WARRANT THAT THEY WILL USE THEIR BEST EFFORTS TO NEGOTIATE AND SIGN A DEFINITIVE AGREEMENT PRIOR TO NOVEMBER 15, 1996.

    This offer will be outstanding until Thursday, November 8, 1996 at 5:00 p.m., at which point it will be withdrawn.


                                             /s/ RICHARD KELLY
-------------------------------              ---------------------------------
    T. Kyle Standley                             Richard Kelly
    Chief Executive Officer                      Chief Financial Officer


/s/ JOHN A. BOYLAN                           /s/ RONALD W. MARTIGNONI
-------------------------------              ---------------------------------
    John A. Boylan                               Ronald W. Martignoni
    Director                                     President, Director

/s/ FRED E. PORTNER
-------------------------------
    Fred E. Portner
    Director


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                               EXHIBIT "A"
                    CHOICES ENTERTAINMENT CORPORATION
                            LIST OF LOCATIONS


#1  Morrisville Shopping Center          #9   Shoppes at Foxmoor
    West Trenton & Pennsylvania Ave.          1027 Washington Blvd. & Rte 133
    Morrisville, PA                           Robbinsville, NJ
    215-295-9400                              609-443-9400

#2  Winslow Shopping Plaza               #10  Jamesway Plaza
    542 Berlin Cross Keys Road                Delsea Drive
    Sicklersville, NJ                         Glassboro, NJ
    609-875-3577                              609-881-4730

#5  Lower Makefield Shopping Center      #12  Fox Run Shopping Center
    678-80 Stony Hill Road                    200 Foxhunt Drive
    Yardley, PA                               Bear, DE
    215-493-4010                              302-834-9120

#6  Village at Newtown                   #13  Choices Movies & Games
    South Eagle Road                          8799 Frankford Avenue
    Newtown, PA                               Philadelphia, PA 19136
    215-579-1960                              215-708-3220
                                              (To be opened 11/15/96)

#7  Town Center
    406 Town Center
    New Britain, PA
    215-230-8880